Exhibit 99.4

CONSENT OF MOELIS & COMPANY LLC

July 18, 2022

Board of Directors

Tyme Technologies, Inc.

1 Pluckemin Way

Bedminster, NJ 07921

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 2, 2021, to the Board of Directors of Tyme Technologies, Inc. (“Tyme”) as Annex C to, and to the references thereto under the headings “Prospectus Summary—Opinion of Moelis & Company LLC”, “The Merger—Background of the Merger”, “The Merger—Tyme Reasons for the Merger” and “The Merger—Opinion of Moelis & Company LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Tyme and Syros Pharmaceuticals, Inc. (“Syros”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Syros (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC